                                                                                                                                                                                                                                    Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

513/579-7764

Investor – Matt Stautberg

513/579-7780

FOR IMMEDIATE RELEASE

MACY’S, INC. REPORTS FIRST QUARTER EARNINGS OF 55 CENTS PER DILUTED SHARE, AN INCREASE OF 28% OVER LAST YEAR,

ON COMPARABLE SALES GROWTH OF 3.8%

Company increases dividend by 25%, raises share repurchase authorization by $1.5 billion

CINCINNATI, Ohio, May 15, 2013 – Macy’s, Inc. today reported higher sales and earnings for the first quarter of 2013, the 13-week period ended May 4, 2013. Based on the ongoing momentum in our business, as well as confidence in our future performance, the company also announced a 25 percent increase in its dividend on common stock and a $1.5 billion increase in its share repurchase authorization.

Earnings for the quarter were 55 cents per diluted share, an increase of 28 percent compared with 43 cents per diluted share in the same period last year. Comparable sales grew by 3.8 percent from the first quarter last year.

“The first quarter demonstrated our ability to continue to build on our success over the past few years in growing sales and earnings. Based on the effectiveness of strategies we have in place, we are confident that momentum will continue going forward, which is reflected in the actions we are announcing today to increase returns to our shareholders through an increased dividend and share repurchases,” said Terry J. Lundgren, Macy’s, Inc. chairman, president and chief executive officer.

“We are especially pleased with our first quarter sales and earnings performance given the challenges we overcame in this period. These included sustained, unseasonably cool spring weather in our northern climate zones. In addition, we saw weakness among some of the most budget-conscious consumers, as well as among our higher household income Bloomingdale’s customers. We are continuing to pursue myriad new growth opportunities within our time-tested M.O.M. strategies (My Macy’s, Omnichannel and Magic Selling). These strategies continue to work individually – and in unison – at Macy’s to meet the needs of customers seeking fashion, quality, value and convenience,” Lundgren said.

Sales

Sales in the first quarter of 2013 totaled $6.387 billion, an increase of 4.0 percent, compared with sales of $6.143 billion in the same period last year. On a comparable sales basis, Macy’s, Inc.’s first quarter sales were up 3.8 percent in 2013 over 2012.

Comparable sales include net sales from stores open at least one full fiscal year, as well as online sales at macys.com and bloomingdales.com.

In the first quarter of 2013, Macy’s opened a new store in Victorville, CA.

Operating Income

Macy’s, Inc.’s operating income totaled $435 million or 6.8 percent of sales for the first quarter of 2013, compared with $391 million or 6.4 percent of sales for the same period in 2012.

Cash Flow

Net cash provided by operating activities was $298 million in the first quarter of 2013, compared with $265 million in the first quarter last year. Net cash used by investing activities in the first quarter of 2013 was $107 million, compared with $202 million a year ago. Net cash used by financing activities in the first quarter of 2013 was $275 million. In the first quarter of 2012, net cash used by financing activities was $999 million, including $795 million used to repay debt.

The company repurchased approximately 8.4 million shares of its common stock for a total of approximately $360 million in the first quarter of 2013.

Dividend Increase

Macy’s, Inc.’s board of directors has authorized an increase in the quarterly dividend on Macy's common stock to 25 cents per share from the current 20 cents per share. The new dividend will be payable July 1, 2013, to shareholders of record at the close of business on June 14, 2013.

This represents the third increase in the dividend in the past two years. Over that period, the quarterly dividend has increased five-fold from 5 cents per share to 25 cents per share.

Increased Share Repurchase Authorization

The board also has increased the company’s share repurchase authorization by $1.5 billion. This brings the remaining authorization outstanding, as of the end of the first quarter on May 4, 2013, after giving effect to this increase, to approximately $2.6 billion, which the company can use to purchase common shares from time to time in the open market, in privately negotiated transactions or otherwise at any time and from time to time without prior notice.

Since resuming its share repurchase program in August 2011, Macy’s, Inc. had bought back approximately 60.3 million shares for approximately $2.2 billion through May 4, 2013.

Amended and Extended Credit Agreement

On May 10, 2013, the company entered into a new $1.5 billion, five-year Credit Agreement that will mature on May 10, 2018.  It replaces a previous $1.5 billion facility maturing in June 2015.  Given Macy’s, Inc.’s strong results and cash flow, the company was able to improve terms in the agreement while extending the maturity.

Looking Ahead

The company continues to expect comparable sales to grow by approximately 3.5 percent in 2013.  The company also reiterated its guidance for earnings per diluted share in fiscal 2013 of $3.90 to $3.95.

Macy’s, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2012 sales of $27.7 billion. The company operates about 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s and Bloomingdale’s, as well as the macys.com and bloomingdales.com websites. The company also operates 12 Bloomingdale’s Outlet stores. Bloomingdale’s in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (May 15) at 10:30 a.m. (ET). Macy’s, Inc.’s webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-800-289-0544, passcode 1394396. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc. is scheduled to present at the Citi 2013 Global Consumer Conference at 9:15 a.m. ET on Wednesday, May 29, in New York City. The company also will be hosting a meeting for investors and analysts from 3 p.m. to 5:30 p.m. ET on Tuesday, June 11, in New York City. Media and investors may access a live audio webcast of each presentation at www.macysinc.com/ir beginning at 9:15 a.m on May 29 and 3 p.m. on June 11. The webcast of both presentations will also be available for replay.)

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   May 4, 2013

   April 28, 2012

$	% to

Net sales

$	% to

Net sales

Net sales...................................................................	$ 6,387		$ 6,143

Cost of sales (Note 2)...............................................	3,911	61.2%	3,757	61.2%

Gross margin.............................................................	2,476	38.8%	2,386	38.8%

Selling, general and administrative expenses................	(2,041)	(32.0%)	(1,995)	(32.4%)

Operating income......................................................	435	6.8%	391	6.4%

Interest expense – net...............................................	(97)		(112)

Income before income taxes......................................	338		279

Federal, state and local income tax expense (Note 3)...	(121)		(98)

Net income...............................................................	$ 217		$ 181

Basic earnings per share............................................	$ .56		$ .43

Diluted earnings per share.........................................	$ .55		$ .43

Average common shares:
Basic.................................................................	388.2		417.1
Diluted...............................................................	394.5		424.3

End of period common shares outstanding..................	383.7		414.6

Depreciation and amortization expense......................	$ 251		$ 256

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 4, 2013 and April 28, 2012 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 13 weeks ended May 4, 2013 or April 28, 2012.

(3)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY’S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	May 4,	February 2,	April 28,
	2013	2013	2012
ASSETS:
Current Assets:
Cash and cash equivalents...................................	$ 1,752	$ 1,836	$ 1,891
Receivables........................................................	295	371	277
Merchandise inventories......................................	5,631	5,308	5,465
Prepaid expenses and other current assets............	388	361	400
Total Current Assets........................................	8,066	7,876	8,033

Property and Equipment – net.................................	8,063	8,196	8,359
Goodwill................................................................	3,743	3,743	3,743
Other Intangible Assets – net..................................	552	561	589
Other Assets..........................................................	616	615	553

Total Assets.....................................................	$21,040	$20,991	$21,277

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt...................................................	$ 124	$ 124	$ 313
Merchandise accounts payable.............................	2,426	1,579	2,346
Accounts payable and accrued liabilities...............	2,134	2,610	2,225
Income taxes......................................................	30	355	104
Deferred income taxes........................................	426	407	411
Total Current Liabilities....................................	5,140	5,075	5,399

Long-Term Debt....................................................	6,797	6,806	6,644
Deferred Income Taxes.........................................	1,303	1,238	1,128
Other Liabilities.....................................................	1,829	1,821	2,073
Shareholders’ Equity..............................................	5,971	6,051	6,033

Total Liabilities and Shareholders’ Equity..........	$21,040	$20,991	$21,277

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

13 Weeks Ended

  May 4, 2013

13 Weeks Ended

  April 28, 2012

Cash flows from operating activities:
Net income.....................................................................	$ 217	$ 181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization....................................	251	256
Stock-based compensation expense............................	17	21
Amortization of financing costs and premium on acquired debt..........................................................	(2)	(5)
Changes in assets and liabilities:
Decrease in receivables.........................................	78	95
Increase in merchandise inventories........................	(323)	(348)
(Increase) decrease in prepaid expenses and other current assets..........................................	(31)	61
Decrease in other assets not separately identified....	1	21
Increase in merchandise accounts payable..............	754	720
Decrease in accounts payable and accrued liabilities not separately identified......................	(454)	(450)
Decrease in current income taxes..........................	(325)	(267)
Increase (decrease) in deferred income taxes.........	68	(24)
Increase in other liabilities not separately identified........................................	47	4
Net cash provided by operating activities..............	298	265

Cash flows from investing activities:
Purchase of property and equipment................................	(65)	(168)
Capitalized software.......................................................	(50)	(46)
Disposition of property and equipment.............................	4	23
Other, net......................................................................	4	(11)
Net cash used by investing activities....................	(107)	(202)

Cash flows from financing activities:
Debt repaid....................................................................	(5)	(795)
Dividends paid................................................................	(78)	(83)
Increase (decrease) in outstanding checks........................	44	(16)
Acquisition of treasury stock............................................	(336)	(246)
Issuance of common stock...............................................	100	141
Net cash used by financing activities.....................	(275)	(999)

Net decrease in cash and cash equivalents...........................	(84)	(936)
Cash and cash equivalents at beginning of period................	1,836	2,827

Cash and cash equivalents at end of period.........................	$1,752	$1,891